                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                     WESTERN PROPERTIES TRUST
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                            WESTERN PROPERTIES TRUST
                         2200 POWELL STREET, SUITE 600
                          EMERYVILLE, CALIFORNIA 94608
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 11, 2000

    Notice is hereby given that the annual meeting of the shareholders of Western Properties Trust, formerly known as Western Investment Real Estate Trust, will be held at the Bank of America Center, Bankers Club of San Francisco, Pacific Room, 52nd Floor, 555 California Street, San Francisco, California, at 10:00 a.m., on Thursday, May 11, 2000, for the following purposes:

    (1) To elect two trustees to Class III for three-year terms to expire at the conclusion of the 2003 annual meeting.

    (2) To ratify the appointment of independent auditors for the Company.

    (3) To transact any other business that may properly come before the meeting.

    All shareholders of record at the close of business on March 15, 2000, are entitled to vote at the meeting.

    A majority of the outstanding shares must be represented at the meeting in person or by proxy in order to transact business. TO ASSURE A PROPER REPRESENTATION AT THE MEETING PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. Your proxy will not be used if you are personally present at the meeting and you indicate a desire to revoke such proxy or if a subsequently dated proxy of yours is delivered prior to or at the meeting.

Dated:  Emeryville, California
        March 30, 2000
                                    /s/ Barbara J. Donham
                                    Barbara J. Donham
                                    Secretary

If your shares are held in the name of a brokerage firm, bank, nominee or other institution, only it can vote your shares. Please PROMPTLY CONTACT the person responsible for your account and GIVE INSTRUCTIONS for your shares to be voted.

                            WESTERN PROPERTIES TRUST
                         2200 POWELL STREET, SUITE 600
                          EMERYVILLE, CALIFORNIA 94608
                                PROXY STATEMENT

    THIS STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE MANAGEMENT OF WESTERN PROPERTIES TRUST, hereinafter called "Western" or "the Company," for use at the annual meeting of shareholders to be held on Thursday, May 11, 2000, at 10:00 a.m., at the Bank of America Center, Bankers Club of San Francisco, Pacific Room, 52nd Floor, 555 California Street, San Francisco, California, and at any and all postponements and adjournments thereof, for the purposes set forth in the Notice of Annual Meeting of Shareholders. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally or by telephone by trustees, officers or other employees of the Company.

    Only shareholders of record of Western at the close of business on March 15, 2000, will be entitled to vote at the annual meeting. The approximate date on which the proxy statement and form of proxy are first sent or given to shareholders will be March 30, 2000.

    You are requested to sign, date and return the accompanying proxy in the enclosed envelope. Proxies duly executed and received by the Company on or before 10:00 a.m. on May 11, 2000, will be voted in accordance with the instructions thereon. Such proxies may be revoked by executing and delivering to Western a written revocation or by executing and delivering a subsequently dated proxy before or at the meeting or by voting by ballot at the meeting.

    As of the record date, 17,297,250 shares of the Company's shares of beneficial interest were issued and outstanding, each of which is entitled to one vote at the annual meeting. There will be no cumulative voting for the election of trustees.

                                 PROPOSAL NO. 1
                              ELECTION OF TRUSTEES

NOMINEES

    Two members of the Board of Trustees (Class III) are to be elected at the 2000 annual meeting. Under the terms of the Declaration of Trust, the trustees who are not up for election this year will continue to serve until they stand for election as provided in the Declaration of Trust. In 2001, one trustee (Class I) will stand for election for a three-year term. In 2002, the remaining trustees (Class II) will stand for election for a three-year term. All proxies received by the Company will be voted in accordance with the specifications on the proxy. Unless the proxy specifies otherwise, proxies held by the trustees will be voted in the manner described below under "Voting" for the election of the two nominees listed under "Trustees and Executive Officers," to hold office until the expiration of their three-year term and until their respective successors shall be elected and qualified. In the unanticipated event that either of the current nominees declines to or cannot be a candidate at the annual meeting, all proxies held by the trustees will be voted in favor of the remaining nominee and for such substitute nominees (if any) as shall be designated by the trustees.

    Each of the two nominees, if elected, will serve for a three-year term to expire at the conclusion of the 2003 annual meeting of shareholders and until their respective successors shall be elected and qualified.

VOTING

    Each shareholder will be entitled to cast one vote for each share registered in his or her name at the close of business on the record date of March 15, 2000, for each of the trustee positions to be filled. The affirmative vote of a majority of the shares represented in person or by proxy at the annual meeting is required to elect a trustee. There will be no cumulative voting for the election of trustees.

    All shares represented by proxies solicited by the trustees will be voted in equal amounts for the two nominees named hereafter, unless a proxy specifies otherwise. The two nominees receiving the greatest number of affirmative votes shall be elected to the office of trustee. The withholding of a vote for a nominee will have the practical effect of voting against that nominee.

TRUSTEES AND EXECUTIVE OFFICERS

    Information regarding the two Class III trustees nominated for election as trustees this year for a term of three years expiring at the conclusion of the 2003 annual meeting of shareholders is set forth below:

                                                                                       TRUSTEE     TERM TO
         NAME                                PRINCIPAL OCCUPATION                       SINCE       EXPIRE
         ----                                --------------------                      -------      ------

Reginald B. Oliver       Mr. Oliver, 61, is a private investor. He was Executive Vice    1984        2000
                         President of the Pershing Division of Donaldson, Lufkin &               (Class III)
                         Jenrette Securities Corporation, an investment banking firm, and continues to be associated with the firm as a
                         consultant.

Joseph P. Colmery        Mr. Colmery, 46, has been a consultant to several companies     1999        2000
                         within the financial services industry since his retirement             (Class III)
                         in December 1997. For the period 1996 through December 1997, he served as President and Chief Executive Officer of
                         U.S. Bancorp and prior to that he served as President and
                         Chief Executive Officer of California Bancshares, which was acquired by U.S. Bancorp in 1996.

    Information regarding the trustees who are not standing for election this year is set forth below:

Dennis D. Ryan           Mr. Ryan, 44, is Executive Vice President and Chief             1994        2001
                         Financial Officer of Western. Prior to joining the Company               (Class I)
                         in 1993, Mr. Ryan was a financial and real estate
                         consultant to a variety of clients. Prior to 1992, he was a
                         Vice President and Chief Financial Officer of Reininga
                         Corporation, a shopping center development, leasing and
                         property management firm.

James L. Stell           Mr. Stell, 76, is the retired Vice Chairman of the Board of     1985        2002
                         Lucky Stores, Inc. During the past five years his principal             (Class II)
                         occupation has been trustee of Western.

                                                                                       TRUSTEE     TERM TO
         NAME                                PRINCIPAL OCCUPATION                       SINCE       EXPIRE
         ----                                --------------------                      -------      ------
Bradley N. Blake         Mr. Blake, 41, is Chairman, President, Chief Executive          1998        2002
                         Officer and trustee of Western. Prior to joining the Company            (Class II)
                         in January 1998, he was a Managing Director of Pacific
                         Retail Trust, a private real estate investment trust, and
                         prior to December 1996, he was Senior Vice President of
                         Spieker Properties, a public real estate investment trust.

L. Michael Foley         Mr. Foley, 61, has been a principal of L. Michael Foley and     1998        2002
                         Associates, a real estate and corporate consulting firm,                (Class II)
                         since 1996. He also serves as a Director of BRE Property,
                         Inc., a REIT focused solely on multi-family properties
                         located in the western United States. He has been a Director of BRE since 1994. He was Senior Vice President and Chief
                         Financial Officer of Coldwell Banker Corporation for the
                         period 1995 through 1996. Prior to 1995, he served as
                         Chairman and Chief Executive Officer of Sears Savings Bank;
                         Senior Executive Vice President of Coldwell Banker Real
                         Estate Group; and Executive Vice President of Homart
                         Development Co.

    Information regarding the current executive officers who are not trustees of the Company is set forth below:

Josh Smith               Mr. Smith, 36, is Senior Vice President, Chief Investment
                         Officer of the Company. Prior to joining the Company in
                         February 1998, he was Senior Vice President of Pacific
                         Retail Trust, and prior to December 1996, he was a Vice
                         President of Spieker Properties.

L. Gerald Hunt           Mr. Hunt, 34, is Senior Vice President, Chief Operations
                         Officer of the Company. Prior to joining the Company in
                         February 1998, he was a Vice President of Pacific Retail
                         Trust, and prior to December 1996, he was a project director at Spieker Properties.

BOARD AND COMMITTEE MEETINGS

    During 1999, the Board of Trustees held 6 meetings and the Executive Committee of the Board of Trustees met telephonically or in person 19 times. The Executive Committee is presently comprised of Reginald B. Oliver, L. Michael Foley, Bradley N. Blake and Dennis D. Ryan. The Committee maintains such powers and exercises such duties of the Board of Trustees in the management of the business of Western as are delegated to it from time to time by the Board of Trustees.

    During 1999, the Board of Trustees had three additional standing committees: a Nominating Committee, an Audit Committee and a Compensation Committee.

    The functions of the Nominating Committee include screening and recommending candidates for Board positions, evaluating Board performance and making recommendations to the Board from time to time as to matters of corporate governance. The Nominating Committee will consider nominees recommended by shareholders. The name and other pertinent information of the nominee should be submitted to the Secretary of the Company. The Nominating Committee members are
L. Michael Foley, James L. Stell and Joseph P. Colmery. The committee met three times during 1999.

    The Audit Committee meets with the Company's auditors at least twice annually to review accounting and auditing procedures, to report to the Board of Trustees any recommended changes in auditing procedures and to recommend to the Board of Trustees at the close of each fiscal year the independent auditing firm to be selected for the ensuing fiscal year. The Audit Committee has reviewed and discussed the Company's audited financial statements for the year ended
December 31, 1999 with the Company's management and the Company's independent auditors, KPMG LLP. Also, the matters required to be discussed by SAS 61 were covered with KPMG LLP at the time of the review of the year-end financial statements. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and has discussed the independent auditors' independence with them. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Trustees that the audited financial statements for the year ended December 31, 1999 be included in the Company's annual report on Form 10-K for the year ended December 31, 1999 for filing with the Securities and Exchange Commission (the "SEC"). The current Audit Committee members are James L. Stell, Reginald B. Oliver and L. Michael Foley. The Board of Trustees adopted a written charter for the Audit Committee in July 1999. The charter is attached to this Proxy Statement as Appendix A. The Audit Committee members believe that the Committee complied with the charter in 1999. All three members of the Audit Committee are independent, and all members of the Audit Committee during 1999 were independent, as independence is defined under Section 121(A) of the AMEX listing standards. During 1999, the Audit Committee was comprised of James L. Stell, Reginald B. Oliver and Robert J. McLaughlin. During 1999, the Committee met two times.

    The Compensation Committee is responsible for administering and approving compensation for trustees and officers and certain other employees. The Committee is presently comprised of Reginald B. Oliver, James L. Stell and Joseph P. Colmery. During 1999, the Committee met two times.

    During 1999, each of the trustees attended at least 75% of the total number of board meetings and meetings of committees on which they served for the period they were in office. In addition to the formal Committee meetings listed above, members of each of the Committees met informally either in person or telephonically on numbers of occassions during 1999 as needed. Robert J. McLaughlin served as Chairman of the Board during 1999 until his resignation in December 1999.

OWNERSHIP OF SHARES

    Western currently has one outstanding class of voting securities, comprised of shares of beneficial interest without par value.

    As of December 31, 1999, the Company was not aware of any beneficial owners of more than 5% of its outstanding shares, based on information publicly reported to the Securities and Exchange Commission.

    CEDE, a stock depository for brokers and other nominees, as of the record date, March 15, 2000, held approximately 15,477,518 shares, or 89% of the Company's outstanding shares, in its capacity as a stock depository.

    The following table sets forth the number of shares of beneficial interest beneficially owned by each trustee, by each nominee for trustee and by trustees and executive officers in office, and the percentage of the Company's outstanding shares represented by such beneficial ownership. Such persons had sole voting and investment power with respect to the shares listed except as otherwise noted.

                                                SHARES BENEFICIALLY
                                                 OWNED DIRECTLY OR    PERCENT
                                                 INDIRECTLY AS OF        OF
NAME OF BENEFICIAL OWNER                         MARCH 15, 2000(1)    CLASS(2)
------------------------                        -------------------   --------
James L. Stell                                             26,000     (0.15%)(3)
Bradley N. Blake                                          255,319     (1.48%)(2)(4)
L. Michael Foley                                           12,000     (0.07%)
Reginald B. Oliver                                        138,600     (0.80%)(5)
Joseph P. Colmery                                          12,000     (0.07%)
Dennis D. Ryan                                             94,235     (0.54%)(2)(6)
Josh Smith                                                 63,946     (0.37%)(2)(7)
L. Gerald Hunt                                             58,185     (0.34%)(2)(7)
All nominees, trustees and executive officers
  (8 persons)                                             660,285     (3.82%)

---------
(1) The number and percentage of shares shown in this table reflect beneficial ownership in accordance with Rule 13d-3 of the Securities Exchange Act of
    1934, including shares that are not owned but as to which options are outstanding and may be exercised within 60 days of the date of this proxy statement.

(2) For purposes of calculating percentage of shares owned, total shares outstanding and shares owned include restricted shares awarded to date
    (restricted shares vest over a three-year period).

(3) Includes 4,000 shares held by Mr. Stell as Trustee for a family trust. Mr. Stell disclaims any ownership of such shares. Includes beneficial ownership of 4,000 shares that may be acquired within 60 days pursuant to stock option awards.

(4) Includes beneficial ownership of 125,000 shares that may be acquired within 60 days pursuant to stock option awards.

(5) Includes 6,200 shares held by Mr. Oliver's adult children and 38,400 shares held by Mr. Oliver as Trustee and Custodian for a minor child under his custodial care. Mr. Oliver disclaims any ownership of such shares. Includes beneficial ownership of 4,000 shares that may be acquired within 60 days pursuant to stock option awards.

(6) Includes beneficial ownership of 48,200 shares that may be acquired within 60 days pursuant to stock option awards.

(7) Includes beneficial ownership of 24,200 shares that may be acquired within 60 days pursuant to stock option awards.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's officers and trustees, and persons who own more than ten percent of the Company's shares, to file reports of securities ownership and changes in such ownership with the SEC. Officers, trustees and greater than ten percent shareholders also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

    Based upon a review of the copies of such forms and other information, the Company believes that, during 1999, its officers and trustees complied with all applicable Section 16(a) filing requirements. The Company believes that there were no beneficial owners of greater than ten percent of its shares during 1999.

COMPENSATION OF TRUSTEES

    During 1999, the independent trustees, James L. Stell, L. Michael Foley, Reginald B. Oliver and Joseph P. Colmery, each received an annual fee of $16,000 and $750 for each Board meeting or Board committee meeting attended and $500 for each telephonic meeting of the Board or Board committee. During 1999, total fees paid to the independent trustees were $99,500. Additionally, Robert J. McLaughlin received $50,000 in fees for his services as Chairman of the Board.

    Management trustees and officers receive no compensation from the Company for serving as trustees or attending meetings separate from that shown in the Summary Compensation Table below.

    The independent trustees are eligible for stock option awards pursuant to the 1998 Equity Incentive Plan. During 1999 options to purchase shares of beneficial interest were granted to Joseph P. Colmery. Each of the independent trustees holds 10,000 options.

COMPENSATION OF EXECUTIVE OFFICERS
    The following table shows for the fiscal years ending December 31, 1999, 1998 and 1997, certain compensation paid by Western to its Chief Executive Officer and the other most highly compensated executive officers whose compensation exceeded $100,000 at December 31, 1999:

                           SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION                      LONG TERM COMPENSATION AWARDS
                                ------------------------------------------   --------------------------------------------
                                                                             RESTRICTED     SECURITIES
                                                           OTHER ANNUAL         STOCK       UNDERLYING       ALL OTHER
NAME AND PRINCIPAL               SALARY       BONUS      COMPENSATION (1)    AWARD(S)(2)   OPTIONS/SARS   COMPENSATION(3)
     POSITION          YEAR        ($)         ($)             ($)               ($)           (#)              ($)
-------------------  --------   ---------   ---------   ------------------   -----------   ------------   ---------------
Bradley N. Blake       1999     $300,000    $150,000         $100,575         $ 112,800         --            $9,600
CEO, President &       1998      275,000     140,000          100,575           207,189      250,000           4,800
  Chairman             1997        --          --               --               --             --            --
Dennis D. Ryan         1999     $200,000    $ 49,500         $ 60,458         $  45,120         --            $9,600
EVP, Chief             1998      197,916      45,000           60,421           110,860       50,000           9,600
  Financial Officer    1997      175,000       --                 338            --            3,000           9,500
Josh Smith             1999     $165,000    $ 49,000           50,192         $  33,840     -- 48,000         $9,600
SVP, Chief             1998      147,548      50,000           50,191           110,860         --             4,426
  Investment           1997        --          --               --               --                           --
  Officer
L. Gerald Hunt         1999     $160,000    $ 51,500         $ 50,172         $  33,840         --            $9,600
SVP, Chief             1998      134,135      40,000           50,172           110,860       48,000           7,798
  Operations           1997        --          --               --               --             --            --
  Officer

----------
(1)  Consists of: (a) sums forgiven relative to loans made as follows:

        In January and February 1998, Western loaned an aggregate of $1.3 million to the named executive officers. The loan proceeds were used to fund the purchase of Company shares of beneficial interest by the named officers. The loans bear interest at a rate of 5.58% per annum, (equal to the applicable Federal Rate in effect on the date the promissory notes were issued) are recourse and are secured by a pledge of certain shares of beneficial interest of Western. The amounts shown include amounts forgiven under these loans during 1999 as follows:

                                                         AMOUNT FORGIVEN     CURRENT
                                        AMOUNT OF LOAN     DURING 1999     LOAN BALANCE
                                        --------------   ---------------   ------------
Bradley N. Blake                           $500,000         $100,000         $300,000
Dennis D. Ryan                             $300,000         $ 60,000         $180,000
Josh Smith                                 $250,000         $ 50,000         $150,000
L. Gerald Hunt                             $250,000         $ 50,000         $150,000

           and (b) life insurance premiums paid for the benefit of the named executive officers.

(2) The amounts shown represent the dollar value on the date of grant of restricted share awards made under Western's 1998 Equity Incentive Plan.
    Each of the awards was made in February 1999 and vests over three years in equal installments. Dividends are paid on these shares.

       On December 31, 1999, the aggregate value of the restricted share awards granted to each of the named executive officers during 1999, based on a share price of $9.5625 at December 31, 1999, was as follows:

                                                              RESTRICTED SHARE AWARDS
                                                              ------------------------
                                                                             NUMBER OF
                                                              DOLLAR VALUE    SHARES
                                                              ------------   ---------
Bradley N. Blake                                                $95,625        10,000
Dennis D. Ryan                                                  $38,250         4,000
Josh Smith                                                      $28,688         3,000
L. Gerald Hunt                                                  $28,688         3,000

(3) Amounts shown represent employer matching contributions and discretionary contributions under Western's 401(k) Plan.

COMPENSATION PURSUANT TO PLANS OR ARRANGEMENTS

    The Company is a party to employment agreements that were entered into in January and February 1998 with each of the following executive officers:
Bradley N. Blake, Dennis D. Ryan, Josh Smith and L. Gerald Hunt. Each agreement sets forth the terms of the individual's employment, including base salary and potential cash incentive compensation for the first year covered by the agreement, 401(k) contributions, stock options and restricted stock awards, stock purchase loan and other employment benefits. The base salary and potential cash incentive compensation are subject to renegotiation each year; amounts paid to each officer with respect to 1999 are shown under "Compensation of Executive Officers" above. The amount and other terms of share options and restricted share awards issued and the original amount, outstanding balance and other terms of share purchase loans made are also shown in above in the Summary Compensation Table.

    Mr. Blake's agreement requires the Company to use best efforts to have him elected to the Board of Trustees for the duration of his employment.
Mr. Blake's agreement also provides that if his employment is terminated by the Company other than for cause, he is entitled to receive a lump sum payment equal to his prior year's salary and cash bonus. The lump sum payment shall not be less than $400,000.

    Each agreement includes terms related to a change of control of the Company. The change of control provisions of each agreement were amended effective as of August 4, 1999 to provide, among other things, that on a change of control, any remaining balance of the executive's stock purchase loans will be forgiven and all options, restricted stock and other shares subject to vesting will become fully vested. A "change of control" is defined as: (a) a sale of all or substantially all of the assets of the Company; or (b) a merger, consolidation, reorganization, or similar event as a result of which the equity holders of the Company do not continue to hold, in exchange for their equity interests in the Company, a majority of the outstanding securities of the successor to the Company's business; or (c) the change, in any twelve month period, of a majority of the members of the Company's Board of Trustees, except that trustees who join the Board during the twelve-month period with the approval of a majority of the existing trustees shall not be included in this calculation.

    The change of control provisions of each agreement also provide that if, in anticipation of, or during the 12-month period following a change of control, the executive is terminated other than for cause or resigns for "good reason," he shall be entitled to receive a severance package to include a lump sum cash payment equal to two times (for Bradley N. Blake) and one time (for each of Dennis D. Ryan, Josh Smith and L. Gerald Hunt) the current base annual salary and the highest cash bonus paid during the prior two calendar years. The lump sum payment shall be not less than $800,000 for Bradley N. Blake, not less than $225,000 for Dennis D. Ryan, and not less than $175,000 for each of Josh Smith and L. Gerald Hunt. "Good reason" is defined as: (a) a reduction in the executive's base annual salary, bonus opportunity or a material reduction in benefits; or (b) the executive is assigned duties inconsistent with the executive's position, authority or responsibilities as they existed prior to the change of control; or (c) the executive's primary office is relocated more than 35 miles from its location immediately prior to the change of control or the executive is required to travel on Company business to a substantially greater extent than required immediately prior to the change of control. In addition, a resignation by the executive for any reason during the 30-day period immediately following the first anniversary of a change of control shall be deemed to be a resignation for "good reason" and shall entitle the executive to the lump sum payment described above.

    Western also has agreements with three former trustees, Bernard Etcheverry, O.A. Talmage and Chester R. MacPhee, Jr. (each, a "Recipient") that provide that the Company pay the Recipient, or his eligible spouse, a monthly stipend of $5,000 until the later of (i) the death of the Recipient or (ii) the death of the Recipient's eligible spouse. The actuarially determined present value of these obligations was recorded as a restructuring charge in 1997. During 1999, each of the three recipients received a total of $60,000 pursuant to the agreements. The agreements provide that the Recipient or his eligible spouse, as the case may be, will receive an accelerated payment of the amounts due under the agreement if the net assets of the Company fall below $15 million. The accelerated payment will be equal to the sum of (i) the present value of the total amount the Recipient or his eligible spouse would have received under the agreement (based on the life expectancy of the Recipient and his eligible spouse according to an actuarial table and discounted at a rate of seven percent per annum), and (ii) an amount sufficient to cover the income tax payable by such Recipient or his eligible spouse on receipt of the accelerated payment.

STOCK OPTION PLAN AND EQUITY INCENTIVE PLAN

    Western's Nonqualified Stock Option Plan adopted in 1988 (the "Old Plan") has been cancelled and replaced by the 1998 Equity Incentive Plan ("1998 Plan"). Options to purchase shares that have been granted under the Old Plan that have not lapsed are as follows:

           TOTAL NO.
          OF UNEXPIRED    PRICE
 GRANT      OPTIONS        PER
  DATE      GRANTED       SHARE
--------  ------------   --------
 6/28/94    25,000         13.88
11/11/94    66,600         12.31
11/13/95    22,800         11.00
11/12/96    26,000         13.31
11/18/97    36,000         13.59

    In each instance, the option price was 100% of the fair market value at the date of the grant.

    In 1998, Western adopted the 1998 Plan. Employees, officers and trustees of Western and its subsidiaries are eligible to participate in the 1998 Plan. The Compensation Committee of the Board of Trustees administers the 1998 Plan and determines the persons to whom awards will be made, when awards will be granted, the amount of the awards, and other terms and conditions of the awards. The 1998 Plan permits the granting of options to purchase shares of beneficial interest
(ISOs), stock appreciation rights (SARs), restricted shares and unrestricted shares. Western may issue up to 850,000 shares of beneficial interest under the 1998 Plan. Options to purchase shares and restricted shares that have been granted through December 31, 1999 pursuant to the 1998 Plan and have not lapsed are as follows:

                                                                RESTRICTED
                            OPTIONS                               SHARES
                        ---------------                         ----------
                           TOTAL NO.       PRICE                TOTAL NO.     PRICE
        GRANT            OF UNEXPIRED       PER       GRANT     OF SHARES    ON AWARD
        DATE            OPTIONS GRANTED   SHARE(1)     DATE     GRANTED(2)     DATE
---------------------   ---------------   --------   --------   ----------   --------
1/28/98                     250,000        $13.81     1/28/98     15,000      $13.81
2/9/98                      146,000        $14.78      2/9/98     22,500      $14.78
5/14/98                      15,000        $14.50     6/18/98      4,000      $13.00
6/18/98                      76,000        $13.00     2/16/99     20,000      $11.25
8/10/98                      10,000        $12.59
2/16/99                     185,000        $11.25
11/8/99                      30,400        $10.50

---------
(1)  Option price was 100% of the fair market value at the date of grant.
(2)  Shares vest over three-year period, at the rate of one-third per year.

    SHARE OPTION GRANTS AND EXERCISES

    Share options were granted to the executive officers during 1999 as shown on the following table:

                  SHARE OPTION GRANTS IN THE LAST FISCAL YEAR

                                               PERCENT OF                           POTENTIAL REALIZABLE
                                                 TOTAL                                VALUE AT ASSUMED
                                                OPTIONS                             ANNUAL RATES OF SHARE
                                               GRANTED TO                            PRICE APPRECIATION
                                               EMPLOYEES                               FOR OPTION TERM
                                   OPTIONS     IN FISCAL    EXERCISE   EXPIRATION   ---------------------
              NAME                GRANTED(1)      YEAR       PRICE        DATE         5%          10%
              ----                ----------   ----------   --------   ----------   ---------   ---------
Bradley N. Blake                    100,000         46.4%    $ 11.25      2/16/05   $ 382,500   $ 866,300
Dennis D. Ryan                       25,000         11.6%    $ 11.25      2/16/05      95,600     216,600
Josh Smith                           25,000         11.6%    $ 11.25      2/16/05      95,600     216,600
L. Gerald Hunt                       25,000         11.6%    $ 11.25      2/16/05      95,600     216,600

---------
(1) Options are exercisable as to 20% of the shares covered by the grant at the end of each year for five years. No option is exercisable after six years from the date of grant. No SARs have been granted.

    The number and value of unexercised options at year-end 1999 are shown on the following table:

                          FISCAL YEAR-END OPTION VALUE

                                                                            VALUE OF UNEXERCISED
                                              NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                                           OPTIONS AT DECEMBER 31, 1999    AT DECEMBER 31, 1999(1)
                                           ----------------------------   -------------------------
                  NAME                      EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
                  ----                      -------------------------     -------------------------
Bradley N. Blake                              50,000/300,000                      $--/--
Dennis D. Ryan                                 33,200/69,800                       --/--
Josh Smith                                     9,600/63,400                        --/--
L. Gerald Hunt                                 9,600/63,400                        --/--

---------
(1) The fair market value of shares at December 31, 1999 was $9.5625.

    TAX QUALIFIED RETIREMENT PLAN PURSUANT TO IRS CODE SECTION 401(k)

    Western adopted a Tax Qualified Retirement Plan pursuant to Section 401(k) (the "401(k) Plan") in 1990. Under the 401(k) Plan, the Company makes contributions as follows: (a) the total amount of compensation deferred by all eligible employees through salary-deferral contributions to the 401(k) Plan;
(b) a discretionary matching contribution equal to a percentage of the amount of employee salary-deferral contributions, which percentage will be determined each year by the Company; and (c) a discretionary contribution determined each year by the Company. All salaried employees are eligible to become 401(k) Plan participants on completion of three months of employment and the attainment of age 21. Compensation deferrals and discretionary matching contributions are fully vested and any other discretionary contributions become vested as follows:
20% at 2 years of service; 40% at 3 years of service; 60% at 4 years of service; 80% at 5 years of service and 100% at 6 years of service. For the year 1999, the Company made approximately $187,000 of discretionary contributions for all eligible employees. Inasmuch as the 401(k) Plan is a defined contribution plan, rather than a defined benefit plan, it is not possible to definitively estimate annual benefits upon retirement.

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Trustees (the "Committee"), is responsible for administering and approving compensation packages for officers and for employees whose annual base salary is $100,000 or greater. In addition, the Committee reviews the general compensation strategy and approves ranges of bonus and increases for the entire employee group. The review process includes performance evaluation of officers as well as consideration for promotion and succession. The Committee was comprised entirely of non-employee trustees during 1999.

COMPENSATION PHILOSOPHY AND OBJECTIVES

    It is the philosophy of the Committee and the Company that in order to meet Western's goal to increase long-term shareholder value, the Company must develop and maintain a compensation program that attracts, motivates and retains qualified executives.

    The compensation program includes a base salary, bonus, equity incentive plan and 401(k) Plan. The total compensation package for senior executives may include other perquisites as deemed appropriate. The Committee reviews the entire program annually.

    The Committee consults several sources of information and data related to salary trends in similar companies and other real estate investment trusts. The Committee also evaluates the Company's operating performance, financial position and results compared with the REIT industry and real estate investments in general. The primary measure of performance reviewed by the Committee is the level of funds from operations generated and available for distribution to shareholders.

    The Committee believes that the best interests of shareholders and executives will be closely aligned by providing executives and employees an opportunity to increase their ownership in Western. The Committee therefore periodically will grant options and restricted shares and will provide loans to executive officers to fund the purchase of shares of beneficial interest of Western.

1999 COMPENSATION PACKAGES

    Executive salaries are determined through an evaluation of the responsibilities of the position held and the experience of the individual, and by reference to salary and bonus levels paid in comparable companies for comparable positions. The Committee monitors on an annual basis certain operating ratios of other real estate investment trusts as compared to the Company, including total administrative expenses as a percentage of assets and revenues.

    During 1999, the Committee approved a discretionary bonus pool to be available to the executive officers provided the executives met certain performance goals. A total of $200,000 was distributed from this pool to the four executive officers. Additionally, a bonus pool of $50,000 was approved to be available if the Company achieved a specified funds from operations goal. The goal was met and the $50,000 was allocated among the executive officers.

    Also during 1999, as part of the executive compensation plan, a total of 20,000 restricted shares of beneficial interest were awarded to the executive officers under the 1998 Equity Incentive Plan.

                                          Submitted by the Compensation
                                          Committee

                                          Joseph P. Colmery, Chairman(1)
                                          James L. Stell(2)
                                          Reginald B. Oliver

---------

(1)  Appointed Chairman effective 3/1/00

(2)  Appointed to Committee effective 3/1/00

SHARE PRICE PERFORMANCE GRAPH

    The following graph compares the yearly percentage change in the Company's cumulative total shareholder return with two indices, the Equity REIT Index prepared by the National Association of Real Estate Investment Trusts ("NAREIT"), and the S & P 500 Index. The period covered by the graph commences on December 31, 1994. The graph assumes that $100 was invested on December 31, 1994 in the Company's shares and the indices, and that all dividends were reinvested throughout the period. Data points on the graph are as of December 31 of each year. Historic share price performance is not necessarily indicative of future share price performance.

                     PERFORMANCE MEASUREMENT COMPARISON(1)
                                  TOTAL RETURN
                            WESTERN PROPERTIES TRUST
                     NAREIT EQUITY INDEX AND S&P 500 INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

TOTAL RETURN (2)
                  Western  NAREIT Equity Index (3)  S&P 500 Index
1994                  100                      100            100
1995                91.92                   115.27         137.43
1996               121.56                   155.92         168.98
1997               139.67                   187.51         225.37
1998               130.50                   154.69         289.78
1999               116.80                   147.54         350.72

----------
(1) This Share Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Act of 1934, except to the extent the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such Acts.

(2) The total return on investment assumes dividends reinvested on dividend payment dates for each of the periods for the Company, the NAREIT Equity Index (peer group) and the S&P 500 Index.

(3) The NAREIT Equity Index includes 167 tax-qualified REITS (all of which are listed on either the New York Stock Exchange, American Stock Exchange or the NASDAQ National Market System). The 167 REITS have a total market capitalization of $118.2 billion as of December 31, 1999. The NAREIT Equity Index is maintained by the National Association of Real Estate Investment Trusts, Washington, D.C.

                                 PROPOSAL NO. 2
                            APPOINTMENT OF AUDITORS

    KPMG LLP, Certified Public Accountants, were the independent auditors for the Company for the year ended 1999. The Board of Trustees has appointed KPMG LLP as independent auditors for the year ending December 31, 2000, and recommends to the shareholders that such appointment be ratified. Representatives of KPMG LLP are expected to attend the annual meeting with the opportunity to make a statement if desired and are also expected to be available to respond to appropriate questions from the shareholders at the annual meeting.

                                 OTHER BUSINESS

    The management of Western knows of no matters to be brought before the meeting other than those set forth in the Notice of Annual Meeting of Shareholders. If, however, any other matters of which management is not now aware are presented for action, it is the intention of the proxy holders named in the enclosed proxy to vote in accordance with their discretion on such matters. The giving of the proxy does not preclude the right to vote in person should the shareholder giving it so desire, as the proxy may be revoked at any time prior to its having been exercised.

SHAREHOLDER PROPOSALS

    Any shareholder proposal to be submitted for inclusion in proxy-soliciting material for the 2001 annual shareholders' meeting must be received by the Secretary of the Company no later than November 30, 2000.

Dated:  Emeryville, California
       March 30, 2000

                                                 /s/ Barbara J. Donham

                                                 Barbara J. Donham
                                                 Secretary

--------------------------------------------------------------------------------

A COPY OF THE COMPANY'S 1999 ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999, FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, INCLUDING FINANCIAL STATEMENTS, SCHEDULES AND EXHIBITS, WILL BE PROVIDED WITHOUT CHARGE TO EACH SHAREHOLDER WHO SENDS A WRITTEN REQUEST TO INVESTOR RELATIONS, WESTERN PROPERTIES TRUST, 2200 POWELL STREET, EMERYVILLE,
CA 94608.
--------------------------------------------------------------------------------

                                                                      APPENDIX A

                              WESTERN PROPERTIES TRUST
                   CHARTER AND POWERS OF THE AUDIT COMMITTEE

    RESOLVED, that the charter and powers of the Audit Committee of the Board of Trustees (the "Audit Committee") shall be:

    - Overseeing that management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Company;

    - Overseeing that management has established and maintained processes to assure that an adequate system of internal control is functioning within the Company;

    - Overseeing that management has established and maintained processes to assure compliance by the Company with all applicable laws, regulations and Company policy.

    RESOLVED, that the Audit Committee shall have the following specific powers and duties:

  1. Holding such regular meetings as may be necessary and such special meetings as may be called by the chairman of the Audit Committee or at the request of the independent accountants;

  2. Creating an agenda for the ensuing year;

  3. Reviewing the performance of the independent accountants and making recommendations to the Board of Trustees regarding the appointment or termination of the independent accountants;

  4. Conferring with the independent accountants concerning the scope of their examinations of the books and records of the Company and its subsidiaries; reviewing and approving the independent accountants' annual engagement letter; directing the special attention of the auditors to specific matters or areas deemed by the Committee or the auditors to be of special significance; and authorizing the auditors to perform such supplemental reviews or audits as the Committee may deem desirable;

  5. Reviewing with management and the independent accountants significant risks and exposures, audit activities and significant audit findings;

  6. Reviewing the range and cost of audit- and non-audit services performed by the independent accountants and recommending assignments in areas not regularly covered;

  7. Reviewing the Company's audited annual financial statements and the independent accountants' opinion rendered with respect to such financial statements, including reviewing the nature and extent of any significant changes in accounting principles or the application therein;

  8. Reviewing the procedures for maintaining the Company's systems of internal control;

  9. Obtaining from the independent accountants their recommendations regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and its subsidiaries and reviewing the correction of controls deemed to be deficient;

 10. Providing an independent, direct communication between the Board of Trustees and independent accountants;

 11. Reviewing the adequacy of appropriate approval procedures related to employee and trustee entertainment and expense reimbursement;

 12. Reviewing with appropriate Company personnel the actions taken to ensure compliance with the Company's Code of Conduct and the results of confirmations and violations of such Code;

 13. Reviewing the programs and policies of the Company designed to ensure compliance with applicable laws and regulations and monitoring the results of these compliance efforts;

 14. Reviewing the procedures established by the Company that monitor the compliance by the Company with its loan and indenture covenants and restrictions;

 15. Reporting through its Chairman to the Board of Trustees following the meetings of the Audit Committee;

 16. Maintaining minutes or other records of meetings and activities of the Audit Committee;

 17. Reviewing the powers of the Committee annually and reporting and making recommendations to the Board of Trustees on these responsibilities;

 18. Conducting or authorizing investigations into any matters within the Audit Committee's scope of responsibilities. The Audit Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation;

 19. Considering such other matters in relation to the financial affairs of the Company and its accounts, and in relation to the internal and external audit of the Company as the Audit Committee may, in its discretion, determine to be advisable.

                            COMPOSITION OF COMMITTEE

    The Audit Committee shall be comprised of three or more trustees as determined by the Board, each of whom shall be independent trustees, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

    The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

                        WESTERN PROPERTIES TRUST
                     ANNUAL MEETING OF SHAREHOLDERS

                              May 11, 2000

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

   The undersigned hereby appoints Reginald B. Oliver, James L. Stell,
Dennis D. Ryan, Bradley N. Blake, L. Michael Foley and Joseph P. Colmery, jointly and severally, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of beneficial interest of Western Properties Trust held of record by the undersigned on March 15, 2000 at the annual meeting of shareholders to be held on May 11, 2000 or any adjournment or postponement thereof.

   Should the undersigned be present and choose to vote at the meeting or at any adjournment or postponement thereof, and after notification to the Secretary of the Company at the meeting of the shareholder's decision to terminate this proxy, then the power of the proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by filing a written notice of revocation with the Secretary of the Company or by duly executing a proxy bearing a later date.

           IMPORTANT: PLEASE DATE AND SIGN ON REVERSE SIDE.
-----------------------------------------------------------------------------
                        FOLD AND DETACH HERE

This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted FOR each of the propositions stated.

Please mark your votes as indicated in this example  /X/

THE BOARD OF TRUSTEES RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.

1. The election as trustees of all nominees listed below
   (except as marked to the contrary).

   FOR / /     VOTE WITHHELD / /

INSTRUCTION: TO WITHHOLD YOUR VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.

REGINALD  B. OLIVER
JOSEPH P. COLMERY

2. Ratification of the appointment of
   KPMG LLP as auditors for the fiscal year ending December 31, 2000.

   FOR / /   AGAINST / /   ABSTAIN / /


3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.


If any other business is presented at the meeting, this proxy will be voted by those named in this proxy in their best judgement. At the present time, the Board of Trustees knows of no other business to be presented at the meeting.


PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE
ENCLOSED POSTAGE-PAID ENVELOPE.

The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of notice of the Meeting, a Proxy Statement and an Annual Report to shareholders.

I plan to attend the meeting. / /

Signature(s)___________________________________  Dated ________________, 2000

Please sign exactly as your name(s) appear(s) to the left. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

-------------------------------------------------------------------------------
                          FOLD AND DETACH HERE